Exhibit 99.1

Envirokare Tech, Inc., Chairman’s Letter to the Shareholders

New York, New York – March 20, 2006

Dear Shareholders and friends of Envirokare Tech, Inc.,

            On behalf of Envirokare Tech, Inc., and its board of directors I am very pleased to provide the following update, which includes a general description of progress being made for its composites industry segment, LRM Industries, LLC ("LRM").  Envirokare, through its joint venture interest in LRM, is developing state-of-the-art TPF Thermoplastic Flowforming ("TPF™") technology, producing proprietary long-fiber reinforced thermoplastic products.

            We are delighted to report that the LRM joint venture is off to an outstanding start.  The cooperative spirit between NOVA Chemicals, Inc. and Envirokare has been excellent, resulting in significant progress in the marketplace, due to technical achievements and the development of broad patent coverage for the technology.  LRM’s accomplishments in these areas give management confidence that 2006 and beyond will exhibit strong growth and major commercial success.

            2005 Performance

            During 2005, LRM sales revenue exceeded $1 million for 10 months of operation, resulting in a marginal loss for the period recorded at $230,000.

            Management believes that the reported financial results indicate excellent performance for the first year of a startup company.  Additionally, LRM retains $2,568,000 in cash and receivables less payables, providing for future cash flow and investment needs.

            Outlook for 2006

            The revenue forecast for 2006 is $2.5 million. This forecast could be exceeded depending on the timing of market development activities described later in this update.  During 2006, two thirds (2/3) of LRM revenue is expected to be derived from commercial accounts and one third (1/3) from U.S. military accounts, whereas during 2005 the large majority of business activity was realized from military accounts.  Earnings and cash flow are anticipated to be modestly negative at $2.5 million.  If the revenue forecast is significantly exceeded, LRM will have a profitable first full year of operation -- a very strong result for a startup company.

            Development Program

            Please find below a partial listing of currently active product development programs within LRM.  New potential applications for the TPF™ process and technology are being identified and quantified, and the list of potential applications for TPF™ is expanding on a weekly basis.  While these applications are in the developmental stage, the Company anticipates that certain applications will result in production agreements during 2006.

            The anticipated revenues for the applications listed below range from $750,000 to amounts in excess of $10 million on an annual basis.  These estimates are based upon product development achievements which are expected to lead to associated production agreements that will be geared towards producing finished products manufactured through utilization of the TPF™ process:

  Phase two program for military ISO containers – value $750,000
  EMI shielded ISO container – 2 containers per month at $40,000 per container for at least 2 years
  DuPont fenestration applications for windows.  Initial products for trial are now being selected for testing.
  Storm water composite containers that may replace concrete which is currently used in roof garden applications.
  Portable toilet walls. This business represents a $1.5 million opportunity with one supplier, where LRM appears to have 20-40% cost advantage over competition.
  Plastic pallets on wheels for the U.S. Postal Services.  Current annual revenue is $20 million which is sole sourced.  The potential for this business opportunity is at least $10 million.
  A prospective client produces thermoformed parts that generate annual revenues of $10-20 million.  LRM’s management believes that potentially half of this business will be available the Company on a cost competitive basis.
  LRM is in discussions with Hot Tub and Spa producers.  The potential in this market exceeds $1 million annually.
  The Company is working with a truck manufacturer to develop shelving and floor panels utilized on the inside of truck trailers.  Market potential exceeds $1 million for this application.
  A business opportunity exists in developing floor panels and roofs for golf carts currently used in commercial applications.
  Automotive pallets for internal movement of factory parts present an additional near term business opportunity for the TPF™ process and to LRM.
  In addition to the previously listed business activities and opportunities, LRM is in the midst of developing six other applications, each of which potentially exceeds $1 million annual revenue.
  In working with a consultant brought to LRM, $80 million of addressable applications that would be amenable to the TPF™ process have been identified, which LRM is in the process of quantifying and qualifying for business potential.

            Given the breadth of production opportunities currently under development and in progress, LRM may undertake the construction of at least one additional production line and potentially 2 lines by June 2006.  Plant expansion of this scope is expected to provide 15-30 million pounds of needed capacity to meet market demand and production prospects.

            Patents

            When the new management team of Drs. N. Pappas, J. Verbicky, G. Cook, and W. Gerasimowicz joined the Envirokare Board, the TCD owners (TPF™ inventors and developers) had one patent pending. This patent application did not effectively cover the TPF™ process.  Under the new management team, three patent applications were developed and filed to protect the TPF™ technology, and two of these new filings, along with the original patent application have now been issued as patents.  Recently, a fifth product application case has been filed.  Twelve additional invention disclosures are under review for patent filing.  In the patent area, NOVA has assigned a patent attorney to assist LRM in its patent applications and filings.

           Rockledge, Florida Relocation and Facilities Upgrade

            The Mims, Florida facilities were determined to be inadequate to serve the future needs of LRM.  LRM identified a commercial building in Rockledge, Florida that can house not only current operations equipment, but at least two additional production/product development lines.  The move to the new location is in progress. Consequently, first quarter 2006 revenue will be affected negatively in large part due to the relocation process.  However, the $2.5 million revenue outlook is still expected to be achieved, and possibly surpassed.

            Staffing

            Staffing for the near term needs of LRM’s business has been accomplished, and the new team is working effectively together.  Bart Berghuis, a senior management professional with over twenty years of executive and management level expertise in polymer plastics and composites, has been hired to head up LRM’s marketing effort.  Through Dr. E. Gary Cook, the team of Allen Fortier and Randell Hansen were identified and hired as marketing consultants.  Collectively, they bring over fifty years of plastic industry experience to LRM, and their efforts are strongly impacting identification of attractive applications for our technology.

            Dean Higley, an accomplished engineer with significant plastics industry manufacturing experience, was hired to direct LRM’s production facilities, and Ms. Sally Morris has been hired to handle LRM’s finance and accounting needs.

            Summary

            We believe the joint venture is demonstrating its capabilities to launch the TPF™ technology and process.  The JV is off to an excellent start, which bodes well for the creation of a successful Company that will enhance Envirokare’s shareholder value.  We will keep you informed as future developments unfold.

Sincerely,

Dr. Nicholas Pappas

Executive Chairman
Envirokare Tech, Inc

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LRM Industries, LLC was formed to commercialize TPF™ technology through development, manufacturing and licensing.  LRM is a joint venture of NOVA Chemicals, Inc. and Envirokare Composite Corporation (a unit of Envirokare Tech, Inc.).

TPF™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced thermoplastic ("LFRT") large structural parts providing enhanced mechanical properties through the randomization and preservation of fiber length in molded parts.  LFRT molded products represent one of the fastest growing elements of the worldwide molded plastics market with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF™ molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF™ patented technology a strong contender for this multi billion pound opportunity.

Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.  Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.